Exhibit 10 (bb)
AMENDMENT
TO
RESTRICTED STOCK
AWARD AGREEMENT

THIS AMENDMENT is made this 23rd  day of April, 2010, by and between DNB Financial Corporation (“Holding Company”) and Eli Silberman (“Grantee”).

W I T N E S S E T H:

WHEREAS, the Holding Company and the Grantee entered into a Restricted Stock Award Agreement dated as of  (“Agreement”), whereby Holding Company granted to Grantee the right to receive   shares of the Holding Company’s common stock, subject to the vesting conditions and transferability restrictions set forth therein; and

WHEREAS, the parties wish to amend the Agreement to revise the vesting conditions.

NOW, THEREFORE, the Agreement is hereby amended in the manner set forth below.

1.  The first sentence of Paragraph 2 is revised to read as follows:

Grantee shall first be entitled to the Award Shares on a date (the “Vesting Date”) that shall be the earlier of the third (3rd) anniversary of the Grant Date, the date of his death, his termination of service as a member of the Board of Directors on account of disability, the date on which a “Change in Control” as hereinafter defined of the Company occurs, or April 28, 2010, subject to such further terms and conditions of the Plan as may be applicable.

2.  The last sentence of Paragraph 2 is revised to read as follows:

If Grantee’s service as a member of the Board of Directors terminates for any reason prior to the Vesting Date, this Agreement shall automatically terminate, the Grantee shall forfeit all rights hereunder, and no shares of common stock or other consideration shall be transferred to Grantee pursuant to the Agreement.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of first date set forth above.

ATTEST:	DNB FINANCIAL CORPORATION

By:

Witness:	GRANTEE

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